                            SUBJECT TO COMPLETION

 As filed with the Securities and Exchange Commission on November 30, 1998

                                                    Registration No. 333-_______

                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, DC  20549

                                      FORM S-3
                               REGISTRATION STATEMENT
                                       Under
                             The Securities Act of 1933

                                   PC QUOTE, INC.
               (Exact name of registrant as specified in its charter)


          Delaware                       6200                 36-3131704
(State or other jurisdiction      (Primary Standard        (I.R.S Employer
    of incorporation or       Industrial Classification  Identification No.)
       organization)                 Code Number)

                         300 South Wacker Drive, Suite 300
                              Chicago, Illinois  60606
                                   (312) 913-2800

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   Jim R. Porter
                              Chief Executive Officer
                                   PC Quote, Inc.
                         300 South Wacker Drive, Suite 300
                              Chicago, Illinois  60606
                                   (312) 913-2800

     (Name, address, including zip code, and telephone number, including area code, of agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

-----------------------------------------------------------------------------------------
                             CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------
    Title of Each Class of    Amount to be     Proposed         Proposed       Amount of
 Securities to be Registered   Registered       Maximum          Maximum     Registration
                                            Offering Price      Aggregate         Fee
                                               Per Share     Offering Price
-----------------------------------------------------------------------------------------
 Common Stock,
 $.001 par value                 118,000       $1.6875(1)       $199,125(1)      $55.36
-----------------------------------------------------------------------------------------

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457 of the Securities Act of 1933 and based upon the average of the high and low sales prices for PC Quote, Inc. Common Stock on November 24, 1998, a date within five (5) days prior to the date of initial filing of this Registration Statement, as reported on the American Stock Exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

     IF, AS A RESULT OF STOCK SPLITS, STOCK DIVIDENDS OR SIMILAR TRANSACTIONS, THE NUMBER OF SECURITIES PURPORTED TO BE REGISTERED ON THIS REGISTRATION STATEMENT CHANGES, THE PROVISIONS OF RULE 416 SHALL APPLY TO THIS REGISTRATION STATEMENT AND THIS REGISTRATION

STATEMENT SHALL BE DEEMED TO COVER THE ADDITIONAL SECURITIES RESULTING FROM THE SPLIT OF, OR THE DIVIDEND ON, THE SECURITIES COVERED BY THIS REGISTRATION STATEMENT.

                  SUBJECT TO COMPLETION, DATED November ___, 1998

PROSPECTUS

                                   PC QUOTE, INC.

                  118,000 SHARES OF COMMON STOCK, $.001 PAR VALUE

                                 _________________

     This Prospectus relates to an aggregate of 118,000 shares (the "Shares") of common stock, par value $.001 per share (the "Common Stock"), of PC Quote, Inc., a Delaware corporation (the "Company"), that may be sold from time to time by the shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

     The Common Stock is traded on the American Stock Exchange under the symbol "PQT." On November 16, 1998, the closing market price of the Common Stock on the American Stock Exchange was $1.375 per share.

     The Selling Shareholders may sell, from time to time, in one or more transactions (which may include block transactions), all or a portion of the shares of Common Stock being registered hereby on the American Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, through underwriters or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Selling Shareholders may effect such transactions by selling the shares of Common Stock directly to purchasers or to or through broker-dealers which may act as agents or principals. If any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, the Selling Shareholders may pay customary underwriting discounts and brokerage commissions and charges. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), although the Selling Shareholders disclaim such status. Any commission and discounts received by such underwriters, brokers or dealers, and any profit on the resale of the stock by such underwriters, brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act. See "Plan of Distribution."

     The Shares offered hereby have not been registered under the blue sky or securities laws of any jurisdiction, and any broker or dealer should assure the existence of an exemption from registration or effectuate such registration in connection with the offer and sale of the Shares.

                               _________________

     FOR INFORMATION CONCERNING CERTAIN FACTORS RELATING TO THIS OFFERING, SEE "RISK FACTORS" SECTION OF THIS PROSPECTUS.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 _________________

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             The date of this Prospectus is November __, 1998.

                               AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's Regional Offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov." In addition, the Common Stock of PC Quote, Inc. is listed on the American Stock Exchange, and reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the Convertible Securities and the Common Stock being offered by this Prospectus.
 This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement, which may be inspected and copied in the manner and at the sources described above.

                  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents of the Company which have been filed with the Commission are hereby incorporated by reference in this Prospectus:

     (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended on April 30, 1998;

     (b) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998, and September 30,1998;

     (c)  the Company's Current Report on Form 8-K dated October 6, 1998; and

     (d) the description of the Company's Common Stock contained in the Company's Registration Statement filed October 31, 1997, on Form S-2 under Section 12 of the Exchange Act and any amendment or report filed for the purpose of updating any such description.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Company's principal office: PC Quote, Inc., 300 South Wacker Drive, Suite 300, Chicago, Illinois 60606, Attn: John Juska, Tel. No. (312) 913-2800.

                                    THE COMPANY

                          GENERAL DEVELOPMENT OF BUSINESS

     PC Quote, Inc. (the "Company" or the "Registrant") was incorporated in the State of Illinois on June 23, 1980 as On-Line Response, Inc. and was incorporated in Delaware on August 12, 1987. The Company provides real-time and delayed securities quotations and news to professional and consumer markets worldwide. Professional clients include brokerage firms, banks, insurance companies, fund managers, institutional and professional traders. The Company has expanded its service offerings to the individual investor, application developers and businesses by offering its products through the Internet. The Company's "web site" offers non-fee delayed quotes to all visitors and real time subscription market data services to fee-based subscribers.

     The Company generates revenue from its securities quotations services, individual investor subscriptions, Internet business services, software and web site development services, OEM and redistributor services, and from advertising sold on its web site. The Company classifies its data services into two categories: real-time satellite broadcast or dedicated landline for professional trading desktops and networks; and Internet services for individual investors, developers, corporations and financial institutions.

     The Company's executive offices are located in Chicago, Illinois. The Company also maintains sales offices in New York, Dallas and Chicago.

GENERAL

     The Company maintains a real-time database of last sale and bid/ask prices of more than 250,000 issues that contains the most comprehensive options data and has also been optimized for Level 2 NASDAQ market-maker quotes. The database includes all North American equities and options, major stock indices, Level 1 NASDAQ-quoted stocks, Level 2 NASDAQ market-maker quotes, mutual funds, money market funds, futures contracts and options on futures contracts. The Company creates its database by gathering ticker and news feeds from stock, options and commodities exchanges and other sources and processing such information into a single data feed. The Company's primary processing plant is located in its executive offices in Chicago, Illinois.

     PC Quote software applications, running on the customer's computer, process the data stream to allow the user to monitor securities on an on-going real-time basis. They also create in the user's computer a complete database of trading symbols, continuously updated by the data stream. This database gives the user instant access to security prices. The same data stream is used to create an equivalent database on the Company's computers, accessible to its customers via the Internet.

     The following is a description of the principal products and services marketed by the Company.

PRODUCTS AND SERVICES

                                   HYPERFEED-TM-

     HyperFeed, the cornerstone of the services provided by the Company, is the Registrant's digital real-time market data feed. It is broadcast at 1024 kilobytes per second and 112 kilobytes per second and contains all North American stock, options, and commodity exchange issues. HyperFeed also carries:

     -    Dynamic Nasdaq Level II market maker quotes;

     - Dow Jones Composite News Service (up to 90-day retrieval of nine wires "Broadtape", Professional Investor Report, Capital Markets Report, International News Wire, World Equities Report, European Corporate Report, Electronic Wall Street Journal, International Petroleum Reports, Federal Filings);

     -    Multiple levels of fundamental data;

     -    Fixed income pricing; and

     -    Other types of fixed and dynamic financial data.

     HyperFeed underlies all of the Registrant's other products and services, which capitalize on HyperFeed to access, view and utilize data in a variety of ways. To produce and transmit HyperFeed, PC Quote uses multiple redundant, high-speed data circuits to gather ticker and news feeds from securities exchanges and other sources. At the Registrant's production center in Chicago, these feeds are directed into multiple redundant dynamic real-time databases from which HyperFeed is generated.

     HyperFeed is transmitted to customer sites either over a satellite communications network or by dedicated digital data circuits. At the customer site HyperFeed is received by a Quote Server, an industry standard PC which creates and maintains databases of real-time news and fundamental information.

     The Quote Server can reside on a local area network, where the data it maintains is accessible to software applications running on workstations on a network, or it can function as a stand-alone unit, in which case its data is available to software applications running on the Quote Server itself. In both instances the software applications accessing the data may be supplied by the Registrant, by third parties, or by the customers themselves.

     Third party or customer supplied software utilize the Registrant's high-performance application program interfaces (APIs) to access the Quote Server's data. In this way the Quote Server can supply data for virtually any purpose, including proprietary order execution systems, analytical modeling, internal risk management, order matching, or redistribution via on-line systems, the Internet, or wide area networks. Third party developers and customers using the APIs for their own development pay a monthly fee for the interfaces, in addition to monthly HyperFeed licensing fees and per-user or per-unit charges once the application is ready for distribution or redistribution.

     The Registrant also maintains Internet Quote Servers at its facility. These Quote Servers function just like any other Quote Servers, supporting applications developed by the Registrant, or by third parties or customers using Internet-enabled versions of the Registrant's APIs. In this way the Registrant and its customers are able to benefit from the Internet's substantially lower costs for service, communications and startup, its ease of access, and its worldwide availability.

SOFTWARE APPLICATIONS AND SERVICES MARKETED BY REGISTRANT

     To complement the HyperFeed database, the Company has several high-end applications and programming tools which it licenses to HyperFeed subscribers.

     PC Quote 6.0 for Windows is a comprehensive suite of real-time professional trading tools. Running under Microsoft-TM- Windows-TM- 3.1 or Windows-TM- 95, or Windows NT-TM-, PC Quote 6.0 offers unlimited quote pages, charting, technical analysis, searchable news, time of sale and quote, Nasdaq Level II market maker screens, options analytical tools, dynamic data exchange into Microsoft-TM- Excel-TM- , tickers, alerts, baskets and more.

     PC Quote 6.0 can be fed by Quote Servers on the customer's local area network or through a connection to the Internet. Monthly fees for Internet service are lower than fees for local area network service; this makes PC Quote 6.0 more affordable around the world for individual investors and affords a wide range of options for the professional marketplace. The software application for PC Quote 6.0 is licensed from an unaffiliated third party pursuant to a Software Distributor Agreement.

     Quote Server with Quote Tools - custom applications using robust and easy-to-use APIs, the Quote Tools enable a customer to build anything from real-time trading desktop interfaces to Web Sites with portfolio management and the latest in Internet push technology. The Quote Server APIs are unique in that they give a complete suite of programming interfaces, from Visual Basic to CGI to C++ for all levels of programming in all environments.

     In 1995 the Company established an Internet web site, and MarketSmart, offering free delayed quotes and other information to all visitors. Commencing in 1996 and continuing to build thereafter, the Company generated revenue by selling advertising on its web site's free quote pages and MarketSmart, providing market information for other web sites, offering development tools for Internet-based applications, and forming strategic relationships with other major Internet players. The Company's expanded web site now offers, in addition to links to unlimited free delayed quote information, subscription fee real-time quote information, corporate profiles and press releases, information about PC Quote's products and services and paths for learning about and signing up for subscription services available on the site.

     The Company's Internet Business Services provide custom and template web-site services and software development services--from basic tools to complete turnkey installations--to software vendors, financial institutions, corporations, and Internet content providers. All of the Company's Internet services, including the web site, advertising, PC Quote 6.0 on the Internet, and Quote Tools, can be wholesaled, private labeled, cloned or customized to meet a customer's specific needs.

     The Company has become a quote service for the major office applications companies. In Microsoft Excel's 1997 version, Web Query technology features the ability to access data from PC Quote. In February 1997 Lotus development Corporation also featured PC Quote's data as the "in the box" feature for its SmartSuite application.

PATENTS, TRADEMARKS AND LICENSES

     The Company does not have patent or federal copyright protection for its proprietary software products. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, the Company attempts to protect its proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in its agreements with its employees. The Company uses security measures, including a hardware key, which restricts access to its on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, the Company provides only the object code on its diskette and retains the source code.

     The following products are registered trademarks:
BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of the Company.

COMPETITION

     The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those the Company provides includes a large number of competitors and is subject to rapid change. The Company believes its primary competitors includeBridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company.

SEASONALITY

     The Company has not experienced any material seasonal fluctuations in its business. Barring any prolonged period of investor inactivity in trading securities, the Company does not believe that seasonality is material to its business activities.

RESEARCH AND DEVELOPMENT

     The Company's systems development personnel expend their time and effort developing new software programs and high-speed data delivery systems and expanding or enhancing existing ones. Development efforts focus on providing a solution to the informational and analytical needs of both the professional and private investors. Development activity has increased with the implementation of high-level design and prototyping tools. The Company's continuing investment in software development consists primarily of enhancements to its existing Windows-based private network and Internet products and services, development of new data analysis software and programmer tools (application programming interfaces) designed to afford easy access to its datafeed for data retrieval and analysis purposes, and application of new technology to increase the data volume and delivery speed of its distribution system and network.

ENVIRONMENT

     Compliance with federal, state, and local provisions with respect to the environment has not had a material adverse effect on the Company's capital expenditures, earnings, or competitive position.

EMPLOYEES

     As of October 31, 1998, the Company employed 136 people, none of whom are represented by a collective bargaining unit. The Company believes it has a satisfactory relationship with its employees. From time to time the Company retains the services of outside consultants on an hourly basis.

GOVERNMENT CONTRACTS

     The Company has no material contracts with the Government.

BACKLOGS

     Due to the nature of the business, backlogs are not a typical occurrence in the industry.

                                    RISK FACTORS

     Prospective investors should carefully consider the following risk factors in addition to other information set forth in this Prospectus before making a decision to purchase any of the securities offered hereby.

     RECENT OPERATING LOSSES AND DECLINING CASH. The Company incurred a loss of approximately $5.16 million for the nine months ended September 30, 1998, and as of September 30, 1998, had an accumulated deficit of approximately $25.25 million and deficit working capital of approximately $10.44 million. These conditions raise substantial doubt about the Company's ability to continue as a going concern. There can be no assurance that the Company will operate profitably in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 of the Notes to Financial Statements for the fiscal year ended December 31, 1997, as filed on Form 10-K incorporated herein by reference. See also "Management's Discussion and Analysis of Results of Operations and Financial Condition" for the nine months ended September 30, 1998, as filed on Form 10-Q incorporated herein by reference.

     Net cash and cash equivalents declined $942,000 from year-end 1997 to $171,000 at the end of the third quarter of 1998. Expenditures for new equipment were $676,000, $149,000, or 28%, higher for the first nine months of 1998 versus 1997 as operating cash was used to effect new purchases. Capitalized software costs of $1,485,000 were $327,000, or 28%, higher for the nine months ended September 30, 1998, compared to the same period for 1997. Although the Company decreased its overhead allocation to capitalizable projects, there was an increase in development resources devoted to the construction phase of new systems and products. The Company borrowed an additional $1.0 million on a credit facility with its principal shareholder, PICO Holdings, Inc. ("PICO"), during the period, and the Company repaid $225,000 of the principal balance on its bank term loan.

     The Company's $1.0 million line of credit with Lakeside Bank expired in February 1997. The Company was experiencing, and continues to experience, working capital constraints which has hindered operations. To lessen such constraints, the Company entered into several financing transactions during 1997. On May 5, 1997, the Company entered into a loan and security agreement with PICO to provide working capital loans of up to $1.0 million. In connection with the extension by PICO of such $1.0 million facility, the Company and Physicians Insurance Company of Ohio ("Physicians"), a wholly-owned subsidiary of PICO, restructured the terms of its $2.5 million subordinated convertible debenture (the "Debenture"). In August 1997, the Company and PICO amended the loan and security agreement increasing the facility by $1.0 million to $2.0 million. In September 1997, the Company and PICO further amended the loan and security agreement increasing the facility by $0.25 million to $2.25 million and extending the due date for all borrowings on the facility, plus accrued interest to December 31, 1997. The loan and security agreement was further amended in December 1997, February 1998, March 1998, May 1998, June 1998 and July 1998 to extend the due date to January 31, 1998, February 28, 1998, April 30, 1998, May 31, 1998, August 31,
1998 and December 31, 1998, respectively.  On July 31, 1998 the

Company and PICO executed the ninth amendment to the Loan Agreement to further increase the amount of the secured loan from PICO to the Company from $2.25 million to $3.25 million (the loan and security agreement, as amended, hereinafter referred to as the "Loan Agreement").

     The Company received approximately $4.3 million in net proceeds from (i) the sale of shares of Common Stock underlying rights exercised pursuant to its rights offering, (ii) the purchase of Common Stock by PICO and Imprimis Investors LLC and Wexford Spectrum Investors LLC (collectively the "Wexford Affiliates") through exercise of previously issued warrants (iii) the sale of shares of Common Stock to employees pursuant to the Company's Employee Stock Purchase Plan (iv) the sale of shares of Common Stock to employees who exercised options previously granted to them under the Company's Employee Incentive Stock Option Plan, and (v) the issuance of shares to the Chairman and CEO in lieu of cash payments for previously deferred and current compensation. The Company repurchased 2,988,949 shares of its Common Stock, at one dollar per share, from the Wexford Affiliates, fulfilling its obligation under its October 1997 Stock and Warrant Purchase Agreement with the Wexford Affiliates. Agreements were reached with various vendors to extend payments under negotiated payment plans.

NEED FOR ADDITIONAL FINANCING. Due to the decline in cash flow to levels expected to be insufficient for working capital, capital expenditures, and debt services, the Company has explored multiple alternatives available to the Company for the purposes of raising capital to fund operations and enhancing shareholder value. On July 31, 1998, the Company increased its borrowings under the Loan Agreement by $1.0 million pursuant to the Ninth Amendment to the Loan Agreement. On September 23, 1998, the Company, PICO and Holdings entered into a Securities Purchase Agreement (the "Purchase Agreement") whereby, subject to shareholder approval at a special meeting on December 15, 1998, the $2.5 million convertible subordinated debenture, the $3.3 million in principal borrowings under the Loan Agreement (including the $1.0 million borrowed on July 31, 1998) and related accrued interest of approximately $800,000 would be converted into convertible preferred shares and a warrant (the "Proposal"). If approved by the shareholders of the Company, the Securities Agreement and proposed debt recapitalization would:

     1. eliminate the Company's obligation to pay $3.8 million in principal and accrued interest when due on December 31, 1998 and $3.1 million (principal and accrued interest) when due on April 30, 1999;

     2. represent a permanent $6.7 million equity infusion increasing stockholders' equity from a negative $3.8 million at September 30, 1998 to a positive pro-forma $2.8 million (adjusted for interim interest); and

     3. increase September 30, 1998 working capital (current assets minus current liabilities) by $6.6 million.

     There can be no assurances, however, that the Company will be successful in obtaining shareholder approval.

     The Company continues to explore additional alternatives to fund operations and enhance shareholder value. Such alternatives include a merger, a spin-off or sale of part of the Company's business, a strategic relationship or joint venture with another technology or financial service firm or other financing to further fund the Company's business. Any capital raised may be costly to the Company and/or dilutive to stockholders. There can be no assurances, however, that the Company will be successful in concluding a transaction, or that if a transaction is concluded that such transaction will result in alleviating the Company's present financial situation. If the Company is not able to obtain shareholder approval for the debt conversion and, in turn, secure additional capital to repay the debts, when due, the lack of funds may significantly limit the Company's ability to realize value from its assets and its product offerings, and its ability to continue its business as currently conducted. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 14 of the Notes to Financial Statements for the Fiscal Year Ended December 31, 1997, as filed on Form 10-K incorporated herein by reference. See also "Management's Discussion and Analysis of Results of Operations and Financial Condition" for the nine months ended September 30, 1998, as filed on Form 10-Q incorporated herein by reference.

     REQUIREMENTS FOR LISTING SECURITIES ON THE AMERICAN STOCK EXCHANGE. The Common Stock is currently listed with the American Stock Exchange. The Company currently does not meet the standards for continued listing, however, the Common Stock has not been de-listed from the American Stock Exchange. If the Common Stock were to be de-listed, trading, if any, would thereafter be conducted on an electronic bulletin board established for securities that do not meet listing requirements or in what is commonly referred to as the "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities.

     CONTROL BY PRINCIPAL STOCKHOLDERS. As of the date of this prospectus, PICO and its affiliate, Physicians, own approximately 18% of the outstanding shares of Common Stock, and beneficially own approximately 32% of the outstanding shares of Common Stock. If the Proposal is consummated, the percentage ownership of each stockholder, other than PICO and Physicians, will proportionately decrease, while the percentage of beneficial ownership of the Common Stock by PICO and Physicians would increase to a minimum level of 50.5% (assuming conversion of the convertible preferred shares and the warrant issued pursuant to the Purchase Agreement, at the effective date of the transaction). Pursuant to PICO's and Physicians' equity interest in the Company and certain negative covenants contained in outstanding agreements with the Company, PICO and Physicians are in a position to control the outcome of matters requiring a stockholder vote, including the election of directors. Such control could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock.

     VARIABILITY OF QUARTERLY OPERATING RESULTS. The Company's revenue, operating profits and earnings have fluctuated and, in the future, may fluctuate from quarter to quarter based on such factors as the number, size and scope of services and software applications which the Company provides, the contractual terms for the provision of such services and software applications, any delays incurred in connection with an agreement to provide services and software applications, the adequacy of provisions for losses, the accuracy of estimates of resources required to complete ongoing service offerings and general economic conditions. Unanticipated variations in any of such factors may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. An existing customer's unanticipated termination of or failure to renew a major agreement for the provision of services and software applications during a quarter could have a material adverse effect on the Company's business, financial condition and results of operations.

     AGREEMENTS WITH EXCHANGES. The Company's ability to provide services enabling its clients to access real-time and delayed financial data such as equities, commodities, futures and options quotations and news is dependent on its ability to gather ticker and news feeds from securities exchanges and other sources. The Company has agreements in place with such exchanges and other sources which permit the Company to gather the information it needs for its services. The termination, expiration or non-renewal of any of these agreements could inhibit the Company's ability to provide high quality services to its clients and, accordingly, have a material adverse effect upon the Company's business, financial condition and results of operations. See "The Company."

     SOFTWARE LICENSING AGREEMENT. A significant software application which is offered to subscribers for the Company's financial data quotations and news services, PC Quote 6.0, is licensed by the Company from an unaffiliated third party pursuant to a Software Distributor Agreement dated December 4, 1995 (the "Distributor Agreement"). The Distributor Agreement is for a three-year term but provides for automatic two-year renewals thereafter unless terminated pursuant to ninety days' notice. The termination, expiration or non-renewal of the Distributor Agreement could have a material adverse effect on the Company's business, financial condition and results of operations.

     RELIANCE UPON EXECUTIVE OFFICERS AND KEY EMPLOYEES. The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. Jim Porter, the Company's Chairman of the Board and Chief Executive Officer. Although certain of its executive officers and key employees have entered into agreements with the Company which contain, nondisclosure covenants, such agreements do not guarantee that these individuals will continue their employment with the Company. The loss of services of certain executive officers or key employees for any reason could have a material adverse effect upon the Company's business, financial condition and results of operations.

     COMPETITION. The market for the on-line provision of financial information such as equities, commodities, futures and options quotations and news through services and software applications similar to those the Company provides includes a large number of competitors and is subject to rapid change. The Company believes its primary competitors include Bridge Information Systems, Bloomberg, the Comstock unit of Standard & Poors, the ILX unit of Thomson Corporation, Reuters, Quote.com and Data Broadcasting Corporation. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company can compete successfully with its existing competitors or with any new competitors.

     SUBSCRIPTION CONTRACT RISKS. Many of the Company's subscription contracts are for services and software applications which are critical to the operations of its customers' businesses. The Company's failure or inability to deliver services and software to its customers' satisfaction could have a material adverse effect on its customers' operations and could consequently subject the Company to litigation or damage the Company's reputation, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Substantially all of the Company's subscription contracts are of relatively short duration, their maximum length is three years. Although these contracts carry early termination penalties, the unexpected termination or non-renewal by a client of a significant contract could have a material adverse effect on the Company's business, financial condition and results of operations.

     CUSTOMER CONCENTRATION. The Company has derived a significant portion of its revenue from a limited number of large customers. In 1995, 1996 and 1997, the Company's largest customer accounted for approximately 29%, 20% and 4% of its revenue, respectively, and its ten largest clients accounted for approximately 43%, 39% and 14% of its revenue, respectively. The volume of services provided to specific customers varies from year to year. There can be no assurance that a large customer in one year will continue to use the Company's services in a subsequent year. Furthermore, the Company is not always the exclusive provider of securities quotations and news to its customers. The loss of any large customer could have a material adverse effect on the Company's business, financial condition and results of operations.

     TECHNOLOGICAL ADVANCES. The information technology industry has experienced and is continuing to experience rapid technological advances and developments. The Company's success will depend in part on its ability to develop solutions which keep pace with continuing changes in information processing technology, evolving industry standards and changing client preferences. While the Company is actively engaged in research and development activities to meet such client needs and preferences, there can be no assurance that the Company will be successful in addressing these developments on a timely basis or that, if addressed, the Company will be successful in the marketplace. The Company's delay or failure to address these developments could have a material adverse effect on the Company's results of operations. In addition, there can be no assurance that technologies developed by others will not render the Company's services noncompetitive or obsolete.

     INTELLECTUAL PROPERTY RIGHTS. Software developed by PC Quote in connection with customer services typically is licensed for use by the customers. The Company holds no patents or registered copyrights and has no present intention of registering any copyrights or filing any patent applications. The following products are registered trademarks: BasketMaker-Registered Trademark-, QuoteWare-Registered Trademark-, PriceWare-Registered Trademark- and QuoteBlaster-Registered Trademark-. The HyperFeed-TM- product is a servicemark of the Company.

     Although the Company believes that its services and software applications do not infringe upon the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of litigation alleging infringement of third-party intellectual property rights. The Company typically agrees to indemnify its clients against such claims. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement.

     The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its rights, the rights of third parties from whom the Company licenses intellectual property and the proprietary rights of its clients. There can be no assurance, however that the steps taken by the Company will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

     RISKS OF LICENSING PROPRIETARY SOFTWARE APPLICATIONS. The Company does not have patent or federal copyright protection for its proprietary software products. Although applicable software is readily duplicated illegally by anyone having access to appropriate hardware, the Company attempts to protect its proprietary software through license agreements with customers and common law trade secret protection and non-disclosure contract provisions in its agreements with its employees. The Company uses security measures, including a hardware key, which restricts access to its on-line services unless proper password identification from a PC Quote user is provided. As an additional safeguard, the Company provides only the object code on its diskette and retains the source code. There can be no assurance that such licensees will properly utilize the Company's software applications and services. The failure by licensees to adhere strictly to the Company's standards could subject the Company to litigation and harm the Company's reputation thereby resulting in a material adverse effect on the Company's business, financial condition and results of operations.

     POSSIBLE VOLATILITY OF STOCK PRICE. The Company's Common Stock has been thinly traded and may experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the operating performance of the Company.

     ANTI-TAKEOVER PROVISIONS. The Company's Certificate of Incorporation and By-laws, the Delaware General Corporation Law and the Securities Exchange Act of 1934 contain certain provisions that could have the effect of discouraging or making more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise, even though such an acquisition might be economically beneficial to the Company's stockholders. These include provisions under which (i) only the Board of Directors or an authorized special committee thereof may call meetings of stockholders, and (ii) stockholders must comply with certain advance notice procedures to nominate candidates for election as directors of the Company and to submit proposals for consideration at stockholders' meetings. The ability of the Board of Directors to issue up to 5,000,000 shares of preferred stock, in one or more classes or series, and with such powers, designations, preferences and relative, participating, optional or special rights, qualifications, limitations or restrictions as may be determined by the Board of Directors of the Company, also could make an acquisition of the Company more difficult.
In addition, these provisions may make the removal of management more difficult, even in cases where such removal would be favorable to the interests of the Company's stockholders.

     DEPENDENCE UPON FINANCIAL MARKETS. A significant portion of the Company's revenue is derived from supplying financial data and quotations related to U.S. financial exchanges and markets. Any significant downturn or other negative development with respect to those exchanges and markets could adversely effect the Company's revenue.


                                  USE OF PROCEEDS

     The Shares offered hereby are being sold by the Selling Shareholders for their own account. The Company will not receive any of the proceeds from the sale of such Shares. Any proceeds received by the Company upon exercise of the Convertible Securities will be used for general corporate purposes, including, but not limited to, operating and working capital requirements. The Company has agreed to pay the expenses of registration of the Common Stock, including a certain amount of legal and accounting fees. See "Plan of Distribution."

                            PRICE RANGE OF COMMON STOCK

     The Company's shares of Common Stock are traded on the American Stock Exchange under the symbol "PQT." The following tables show for 1998, 1997 and 1996 the high and low closing prices of the Company's Common Stock for the periods indicated, as reported by the American Stock Exchange.


          1998 QUARTERLY INFORMATION             HIGH       LOW
          --------------------------             ----       ---
          First                                 1-1/8      11/16
          Second                                4-3/16      3/4
          Third                                 2-7/8      15/16
          Fourth (through November 16, 1998)   1-13/16       1


          1997 QUARTERLY INFORMATION             HIGH       LOW
          --------------------------             ----       ---
          First                                 3-7/16    2-5/16
          Second                                2-7/16     1-1/8
          Third                                 2-7/16    1-9/16
          Fourth                                2-3/16     15/16


          1996 QUARTERLY INFORMATION
          --------------------------
          First                                15-1/8     8-3/4
          Second                               13-3/8     7-1/8
          Third                                7-11/16   3-15/16
          Fourth                               5-5/16     2-3/8


     The closing market price for the shares of Common Stock as reported by the American Stock Exchange on November 16, 1998 was $1.375.

     As of September 30, 1998, the Company had 439 stockholders of record of its Common Stock.

DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock and it does not presently anticipate making any such payments in the near future. The Company's agreement with a lender prohibits the payment of dividends without the lender's prior consent.

                                SELLING SHAREHOLDERS

     This Prospectus covers offers from time to time by Wildman, Harrold, Allen & Dixon, legal counsel to the Company, and High Ridge Partners (collectively the "Selling Shareholders") of their previously acquired shares of Common Stock. The following table sets forth certain information as to the maximum number of Shares that may be sold by each of the Selling Shareholders pursuant to this Prospectus is:


                                                        Number of Shares
                                                         Owned Prior to
                         Name                             the Offering
                         ----                           ----------------
 Wildman, Harrold, Allen & Dixon
 225 W. Wacker Drive, Suite 3000
 Chicago, Illinois  60610                                   100,000

 High Ridge Partners
 140 S. Dearborn St., Suite 320
 Chicago, Illinois  60603                                    18,000
                                                            -------
 Totals                                                     118,000
                                                            -------
                                                            -------


                                PLAN OF DISTRIBUTION

     This offering of 118,000 shares of Common Stock is being made by the Selling Shareholders, who have indicated they are acting independently of the Company in determining the manner and extent of sales of the shares of Common Stock included herein. The Company will receive none of the proceeds from the sale of the Shares.

     Although all of the Shares are being registered for public sale, the sale of any or all of such Shares by the Selling Shareholders may depend on the sale price of such Shares and market conditions generally prevailing at the time. The Selling Shareholders reserve the right to reject any order in whole or in part.

     The Selling Shareholders may sell the Shares being offered hereby in one or more transactions (which may include block transactions) effected from time to time on the American Stock Exchange, in special offerings, in the over-the-counter market, in negotiated transactions, or through a combination of such methods of sale, in each case at market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The shares of Common Stock may be sold by one or more of the following methods: (i) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (ii) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (iii) an exchange distribution and/or a security distribution in accordance with the rules of the American Stock Exchange; (iv) directly to purchasers; and (v) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate.

     Some or all of the Shares offered hereunder also may be sold to or through an underwriter or underwriters. Any Shares sold in that manner will be acquired by such underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such Shares may be offered to the public through underwriting syndicates represented by one or more managing underwriters or may be offered to the public directly by one or more underwriters. Any initial public offering price and any discounts or concessions allowed or disallowed or paid to dealers may be changed from time to time.

     If any of the Common Stock offered hereby is sold through underwriters, brokers or dealers, the Selling Shareholders may pay customary underwriting discounts and brokerage commissions and charges. The Selling Shareholders and any underwriters, brokers or dealers or other persons who participate with them in the distribution of the Shares offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act, although the Selling Shareholders disclaim such status. Any commissions and discounts received by such underwriters, brokers or dealers, and any profit on the resale of the stock by such underwriters, brokers or dealers, may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the delivery of the Prospectus, or any Prospectus Supplement, nor any other action taken by the Company, the Selling Shareholders or any purchaser in connection with the purchase or sale of Shares offered hereby shall be deemed or treated as an admission that any of them is an underwriter within the meaning of the Securities Act in the connection with the sales of any Shares.

     The Selling Shareholders have agreed to indemnify and hold harmless the Company, its officers and directors, with respect to any untrue statement in or omission from, this Prospectus or the Registration Statement of which it is a part, including amendments and supplements, if such statement or omission was made in reliance upon information furnished to the Company by such Selling Shareholder for use in the preparation of this Prospectus or Registration Statement.

     The Company will pay all expenses incidental to the registration of the Shares, but will not pay selling or other expenses incurred in the offering, including the discounts and commissions of broker-dealers. The Company has agreed to indemnify the Selling Shareholders against certain civil liabilities, including liabilities under the Securities Act, in connection with the Shares offered hereby.

     The shares of Common Stock being offered hereby may also be sold by the Selling Shareholders pursuant to Rule 144 promulgated under the Securities Act.

                                      EXPERTS

The financial statements and schedule of the Company included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants, as indicated in their reports with respect thereto, and such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1997, financial statements contains an explanatory paragraph that states that the Company has experienced significant operating losses, which have adversely affected the Company's current results of operations and liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


     The financial statements and schedule of the Company as of December 31, 1996, and for each of the two years for the period then ended, included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997, incorporated by reference in this Prospectus and elsewhere in the Registration Statement, have been audited by McGladrey and Pullen, LLP, independent public accountants, as indicated in their reports with respect thereto, and such financial statements and schedule are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The report of McGladrey and Pullen, LLP contains an explanatory paragraph that states that the Company has experienced significant operating losses, which have adversely affected the Company's current results of operations and liquidity. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                   LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company by Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Suite 2800, Chicago, Illinois 60606-1229. Such firm is a selling shareholder of up to 100,000 shares of Common Stock pursuant to this Prospectus.

     No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.


TABLE OF CONTENTS

                                                                       Page
Available Information. . . . . . . . . . . . . . . . . . . . . . . . . .  6
Incorporation of Certain Documents By Reference. . . . . . . . . . . . .  6
PC Quote, Inc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 21
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23


                                   PC QUOTE, INC.

                  118,000 SHARES OF COMMON STOCK, $.001 PAR VALUE

                                   -------------

                                     PROSPECTUS

                                   -------------







                                  __________, 1998

                                      PART II.

                       INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution


          SEC Registration Fee  . . . . . .     $   59
          Accounting Fees and Expense . . .     $6,000
          Legal Fees and Expenses . . . . .     $1,000
          Miscellaneous . . . . . . . . . .     $1,000
                                                ------

          Total . . . . . . . . . . . . . .     $8,059


     All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by the Company.

Item 15.  Indemnification of Officers and Directors

     Section 145(a) of the General Corporation Law of Delaware (the "DGCL") empowers a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, employee or agent of the corporation or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

     Subsection 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. It empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     The Company's certification of incorporation provides that to the fullest extent permitted by Delaware law, the Company shall indemnify and advance indemnification expenses to all of its directors and officers. In addition, the certificate to the fullest extent permitted by Delaware law, of incorporation provides that a director shall not be liable to the Company or its stockholders for breach of fiduciary duty as a director.

     The Company has entered into indemnification agreements with each director providing for indemnification to the fullest extent permitted by Delaware law.

Item 16.  List of Exhibits


      5             Opinion of Wildman, Harrold, Allen & Dixon regarding
                      legality of the Shares
      23.1          Consent of KPMG Peat Marwick LLP
      23.2          Consent of McGladrey & Pullen, LLP
      23.3          Consent of Wildman, Harrold, Allen & Dixon (included in
                      Exhibit 5)
      24            Power of Attorney


Item 17.  Undertakings

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to such information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on November 24, 1998.

                              PC QUOTE, INC.

                              By   /s/ JIM R. PORTER
                                   --------------------
                                        Jim R. Porter
                                   CHAIRMAN OF THE BOARD AND
                                   CHIEF EXECUTIVE OFFICER

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature

By:       /s/ JIM R. PORTER                  Chairman of the Board and
          -----------------------            Chief Executive Officer
          Jim R. Porter
          November 24, 1998

By:       /s/ JOHN E. JUSKA                  Chief Financial Officer
          -----------------------
          John E. Juska
          November 24, 1998

By:       /s/ JOHN R. HART                   Director
          -----------------------
          John R. Hart
          November 24, 1998

By:       /s/ TIMOTHY K. KRAUSKOPF           Director
          -----------------------
          Timothy K. Krauskopf
          November 24, 1998

By:       /s/ RONALD LANGLEY                 Director
          -----------------------
          Ronald Langley
          November 24, 1998

By:       -----------------------            Director
          Louis J. Morgan

                                   EXHIBIT INDEX


Exhibit
No.            Description                                           Page
5              Opinion of Wildman, Harrold, Allen & Dixon . . . . . .

23.1           Consent of KPMG Peat Marwick LLP . . . . . . . . . . .

23.2           Consent of McGladrey & Pullen, LLP . . . . . . . . . .

23.3           Consent of Wildman, Harrold, Allen & Dixon
               (included in Exhibit 5). . . . . . . . . . . . . . . .

24             Power of Attorney. . . . . . . . . . . . . . . . . . .



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